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                                                                    EXHIBIT 99.1

               LEAP ANNOUNCES ADVISORY CONTRACT WITH UBS WARBURG

      ~LEAP TO BEGIN RESTRUCTURING DISCUSSIONS WITH MAJOR CREDITOR GROUPS~


SAN DIEGO -- August 29, 2002 -- Leap Wireless International, Inc. (Nasdaq:
LWIN), an innovator of wireless communications services, today announced that it has retained UBS Warburg to explore new sources of financing and restructuring for the outstanding indebtedness of Leap and its subsidiaries. UBS Warburg and the Company will begin discussions with major creditor groups in the near future to address the financial challenges facing the Company and its subsidiaries.

Leap believes that its business operations should continue in an uninterrupted fashion. The Company will continue to focus on operating its business, serving its customers and adding new customers. At the same time, Leap will be working with UBS Warburg to develop and implement a plan to provide a suitable long-term capital structure for the Company and its subsidiaries.

"In working with UBS Warburg, we will focus on continuing to serve our customers, preserving a team of experienced employees, adding new customers and leading the industry in wireline replacement," said Harvey P. White, Leap's chairman and chief executive officer. "In light of the Company's high level of debt and the restricted availability of the capital markets, we believe that hiring UBS Warburg and pursuing the alternatives available to us are in the best interest of the Company and all of its stakeholders."

"Leap has dedicated a team to work with UBS Warburg to complete this task as quickly as possible," said Susan G. Swenson, Leap's president and chief operating officer. "Our employees will remain focused on our day-to-day business and on continuing to provide high-quality service to each of our customers."

Leap also announced that it intends to pay a purchase price adjustment to MCG PCS, Inc., as ordered by an arbitrator, by issuing approximately 21 million Leap shares, based on a per share price of $1.894. In that regard, Leap has amended its shareholder rights plan to permit the issuance of such shares to MCG PCS without triggering the rights under its rights plan. Leap believes that it will continue to comply with FCC regulations following this share issuance. Leap further stated that the payment to MCG PCS in shares and other events will probably cause the company to fail to comply with, and to require waivers of or amendments to, its vendor credit agreements in the near term. If this failure to comply with the vendor credit agreements


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occurs and no amendment to or waiver of the credit agreements is obtained, the lenders could cease funding new loans and declare the loans to be due and payable. Also, if Leap issues the shares without first obtaining shareholder consent, which it likely will not have time to obtain, it may face delisting from the NASDAQ national market system.

ABOUT LEAP

Leap, headquartered in San Diego, Calif., is a customer-focused company providing innovative communications services for the mass market. Leap pioneered a wireless service that lets customers make all their local calls from within their local calling area and receive calls from anywhere for one low, flat rate. Leap has begun offering new services designed to further transform wireless communications for consumers. For more information, please visit www.leapwireless.com.

Except for the historical information contained herein, this news release contains "forward-looking statements" reflecting management's current forecast of certain aspects of Leap's future. Some forward-looking statements can be identified by forward-looking words such as "believe," "think," "may," "could," "will," "estimate," "continue," "anticipate," "intend," "seek," "plan," "expect," "should," "would" and similar expressions. This news release is based on current information, which we have assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Our actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with our business. Factors that could cause actual results to differ include, but are not limited to:


- the unsettled nature of the wireless market, decreased consumer confidence in the economy, new service offerings of increasingly large bundles of minutes of use at increasingly low prices by some major carriers, and the other issues facing the telecommunications industry in general, which have created a level of uncertainty that adversely affects our ability to predict future customer growth, as well as other key operating metrics;

- the recent decision by the arbitrator in our dispute with the seller of our Buffalo and Syracuse licenses which could significantly reduce the Company's liquidity and/or result in substantial dilution to existing stockholders;

- changes in economic conditions, which could adversely affect the market for wireless services;

- a failure to meet the operational, financial or other covenants contained in our credit facilities;

- a deterioration of our relationships with our equipment vendors and related lenders, including our failure to obtain amendments to our credit facilities that we will request from time to time;

-     the acceptance of our product offering by our target customers;

-     the effects of actions beyond our control in our distribution network;

-     our ability to retain customers;

- rulings by courts or the Federal Communications Commission (FCC) adversely affecting our rights to own and/or operate certain wireless licenses or impacting our rights and obligations to acquire the licenses on which we were the winning bidder in the FCC's broadband PCS auction completed in January 2001 (Auction 35), or changes in our ownership that could adversely affect our status as an "entrepreneur" under FCC rules and regulations;

-     our ability to access capital markets;

-     changes in our credit ratings;

- our ability to maintain our cost, market penetration and pricing structure in the face of competition and fraud;

-     failure of network systems to perform according to expectations;

-     the effect of competition;

- technological challenges in developing wireless information services and customer acceptance of such services if developed;

- the impacts on the global and domestic economies and the financial markets of recent terrorist activities;

- the ensuing declaration of war on terrorism and the continued threat of terrorist activity and other acts of war or hostility; and

- other factors detailed in the section entitled "Risk Factors" included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002 and in our other SEC filings.


The forward-looking statements should be considered in the context of these risk factors. Investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to


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publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In addition, EBITDA and EBITDAM are financial measures used in the financial community and ARPU, CCU, CPGA, penetration and churn are metrics used in the wireless telecommunications industry. None of these terms are measures of financial performance under generally accepted accounting principles in the United States.


Leap and the Leap logo design are trademarks of Leap Wireless International, Inc. Cricket and Comfortable Wireless are registered trademarks of Cricket Communications, Inc.

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